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                                                                    EXHIBIT 4.10


                                AMENDMENT TO NOTE

        This is an Amendment dated as of March 30, 2001 amending a certain Amended and Restated Revolving Credit Note Secured by Security Agreement and Other Collateral (the "Note") in the original principal amount of Two Million Five Hundred Thousand ($2,500,000) Dollars dated August 8, 2000, made by Shared Technologies Cellular, Inc. ("Maker") payable to the order of Citizens Bank of Massachusetts ("Citizens").

        Citizens has endorsed and conveyed said note to Anthony Autorino ("Autorino") as of March 1, 2001, and Autorino has endorsed and conveyed said Note to Mobile Investments, LLC ("Lender") as of March 14, 2001.

        In consideration of the Lender entering into the Fifth Amendment Agreement and these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Note is hereby amended as follows:

a) The amount of the Note is hereby increased to Five Million Dollars ($5,000,000.00) For value received, the Maker promises to pay to the order of the Lender said amount, or such lesser amount advanced under the Credit Agreement (hereafter defined).

b) The maturity date of the Note is hereby extended to September 30, 2001, at which time the full amount of all outstanding principal, interest and other charges owing under the Note, Credit Agreement and other Loan Documents executed in connection therewith shall be done.

c) Maker shall pay on the date hereof prepaid interest in the amount of $300,000 representing six (6) months interest, which amount shall be advanced to the Maker pursuant to the terms of the Credit Agreement.

d) Unless an Event of Default shall have occurred, no principal or interest shall be payable until said maturity date.

e) The Note may be prepaid prior to said maturity date, but no portion of the prepaid interest will be refunded.

        The Note as amended hereby is the Note referred to in and is entitled to the benefits of, and subject to the terms of that certain Loan Agreement dated July 7, 1999 among Maker and Lender, as amended by that certain First Amendment Agreement dated as of December 3, 1999, that certain Second Amendment Agreement dated May 1, 2000, that certain Third Amendment Agreement dated August 8, 2000 and that certain Fourth Amendment Agreement dated March 1, 2001, and that certain Fifth Amendment Agreement dated of even date herewith (said Credit Agreement and the previously mentioned Amendments, as they may be further amended or modified from time to time, are herein collectively referred to as the "Credit Agreement"). The Credit Agreement is incorporated herein by reference.
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The Maker expressly acknowledges that:

        a) this Agreement constitutes an amendment to the Note, which is an amendment and restatement in its entirety of that certain $10,000,000.00 Promissory Note dated July 7, 1999 payable by the Maker to State Street Bank and Trust, as assigned to the Lender, as previously amended and restated by that certain $5,000,000.00 Promissory Note dated May 1, 2000 payable to Citizens Bank of Massachusetts ("Citizens") as modified by the Third Amendment Agreement dated as of August 8, 2000 between Maker and Citizens as assigned to the Lender (collectively the "Original Note"); and

        b)      this Amendment is not a discharge or novation of the Original
                Note; and

        c) notwithstanding the terms hereof, the Lender has expressly reserved its rights against the Maker under the Original Note as provided under Massachusetts Law and pursuant to judicial precedent, both as in effect from time to time.

        This Agreement and all transactions hereunder and/or evidenced herein shall be governed by, construed, and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts.




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        IN WITNESS WHEREOF, the Maker has caused this Amendment to Note to be executed as an instrument under seal by its duly authorized representative all as of the date first above written.


WITNESS:                                    SHARED TECHNOLOGIES CELLULAR, INC.


/s/ J. Rieber                               By: /s/ Anthony D. Autorino
------------------                              -------------------------------
                                                    Anthony D. Autorino
                                                    Its Chairman and CEO



                                            MOBILE INVESTMENTS LLC
                                            By: Oakes, Fitzwilliams & Co., Inc.
                                                Its Manager


/s/ Parveen Abbas                           By: /s/ Herbert L. Oakes, Jr.
------------------                              -------------------------------
                                                    Herbert L. Oakes, Jr.
                                                    Its President





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